Exhibit 99.1

Helios and Matheson expects to report $108,000 in net income for Q2 2013

Revenue increases by 16% in the second quarter of 2013 as compared to 2012

NEW YORK, New York, July 25, 2013 — Helios and Matheson Analytics Inc (the “Company”) (NASDAQ: HMNY), a 30 year old IT services organization focused on the banking, financial services, insurance and healthcare sectors, is providing the following preliminary (unaudited) information regarding the results of its operations for the second quarter of the year ended June 30, 2013:

The Company expects to report a 6% increase in net income for Q2-2013 as compared to Q2-2012, an increase from $101,000 or $0.04 per basic and diluted share (EPS) to $108,000 or $0.05 per basic and diluted share (EPS).

The Company continues to be debt free. The Company expects to close the second quarter of 2013 with total assets of $5.5 million and total liabilities of $1.3 million. Below is the summary of select financial data:

	Three Months Ended
(In 000s except per share amounts)	06/30/13	06/30/12
	(Unaudited)	(Unaudited)
Revenue	$3,440	$2,960
Gross Profit	$788	$701
Income from operations	$110	$102
Net Income	$108	$101
EPS per basic and diluted share	$0.05	$0.04
Cash and Cash Equivalents (million)	$2.13	$2.03

The Company expects that gross margin will be at 23% for the second quarter of 2013 as compared to 24% in the second quarter of 2012, which decrease resulted from a change in revenue mix. Selling, general and administrative costs are expected to be $679,000 in the second quarter of 2013, which would be an increase of 13% from the second quarter of 2012 due to certain onetime charges primarily relating to promotion of the company's predictive analytics offering.

About Helios and Matheson Analytics Inc

Helios and Matheson Analytics Inc is a 30 year old IT services organization focused on the banking, financial services, insurance and healthcare sectors. Its common stock is traded on the Nasdaq Global Market under the ticker symbol “HMNY”.

Forward Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in the Helios and Matheson Analytics Inc. Annual Report on Form 10-K for the year ended December 31, 2012 and more recent reports filed with the SEC. Helios and Matheson Analytics Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:                 Umesh Ahuja

703 691 0400 Ext 1046

uahuja@hmny.com

HELIOS AND MATHESON ANALYTICS INC.

CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$3,439,547	$2,960,464	$6,642,378	$5,639,595
Cost of revenues	2,651,082	2,259,369	5,179,492	4,298,004
Gross profit	788,465	701,095	1,462,886	1,341,591
Operating expenses:
Selling, general & administrative	676,102	594,685	1,244,940	1,128,595
Depreciation & amortization	2,493	4,301	4,964	9,319
	678,595	598,986	1,249,904	1,137,914
Income from operations	109,870	102,109	212,982	203,677
Other income/(expense):
Early lease termination fee	-	-	-	(82,548)
Interest income-net	710	5,173	1,440	6,096
	710	5,173	1,440	(76,452)
Income before income taxes	110,580	107,282	214,422	127,225
Provision for income taxes	3,000	6,000	6,000	12,000
Net Income	107,580	101,282	208,422	115,225
Other comprehensive loss - foreign currency adjustment	(14,134)	(9,525)	(14,103)	(7,790)
Comprehensive Income	$93,446	$91,757	$194,319	$107,435

Basic and diluted income per share	$0.05	$0.04	$0.09	$0.05
Dividend Per share	$-	$-	$0.09	$-

HELIOS AND MATHESON ANALYTICS INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,132,527	$2,861,733
Accounts receivable- less allowance for doubtful accounts of $44,421 at June 30, 2013, and $32,421 at December 31, 2012	2,026,617	1,257,488
Unbilled receivables	103,400	21,490
Prepaid expenses and other current assets	131,806	130,571
Total current assets	4,394,350	4,271,282
Property and equipment, net	50,204	52,717
Security Deposit	1,000,000	1,000,000
Deposits and other assets	85,520	100,032
Total assets	$5,530,074	$5,424,031

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,292,711	$1,171,249
Total current liabilities	1,292,711	1,171,249
Shareholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding as of June 30, 2013, and December 31, 2012	-	-
Common stock, $.01 par value; 30,000,000 shares authorized; 2,330,438 issued and outstanding as of June 30, 2013 and December 31, 2012	23,304	23,304
Paid-in capital	37,855,740	37,855,740
Accumulated other comprehensive loss - foreign currency translation	(61,013)	(46,910)
Accumulated deficit	(33,580,668)	(33,579,352)
Total shareholders' equity	4,237,363	4,252,782
Total liabilities and shareholders' equity	$5,530,074	$5,424,031

HELIOS AND MATHESON ANALYTICS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2013	2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$208,422	$115,225
Adjustments to reconcile net income to net cash provided/(used) in operating activities, net of acquired assets:
Depreciation and amortization	4,966	9,319
Provision for doubtful accounts	12,000	(858)
Gain on sale of Fixed Asset	(250)	(2,429)
Changes in operating assets and liabilities:
Accounts receivable	(781,129)	114,118
Unbilled receivables	(81,910)	(71,823)
Prepaid expenses and other assets	(1,235)	(57,922)
Accounts payable and accrued expenses	121,463	(67,872)
Deposits	14,512	42,641
Net cash (used in)/provided by operating activities	(503,161)	80,399
Cash flows from investing activities:
Purchase of Property and Equipment	(2,203)	(39,028)
Net cash used in investing activities	(2,203)	(39,028)
Cash flows from financing activities:
Dividend Paid	(209,739)	-
Net cash used in financing activities	(209,739)	-
Effect of foreign currency exchange rate changes on cash and cash equivalents	(14,103)	(7,790)
Net (decrease)/increase in cash and cash equivalents	(729,206)	33,581
Cash and cash equivalents at beginning of period	2,861,733	1,998,158
Cash and cash equivalents at end of period	$2,132,527	$2,031,739

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes - net of refunds	$3,197	$4,617